UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2023

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EBET, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-40334	85-3201309
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Howard Hughes Parkway, Las Vegas, NV 89169

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 411-2726

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	EBET	The NASDAQ Stock Market LLC

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2021, EBET, Inc. (the “Company”) entered a credit agreement (the “Credit Agreement”) with CP BF Lending, LLC (“Lender”), pursuant to which the Lender agreed to make a single loan to the Company of $30,000,000 (the “Loan”). The Loan required the Company to maintain certain minimum liquidity and other financial and other covenants. On June 9, 2023, the Lender provided the Company with a limited waiver of these covenants until June 20, 2023. The Company does not expect to satisfy these covenants prior to June 20, 2023. As previously disclosed, the Company has received multiple such waivers from the Lender in the past and there is no assurance that the Lender will continue to provide Company with additional waivers. There is a substantial likelihood that the Lender may not provide Company with any further waivers. As such, the Company anticipates that it may be required to negotiate a forbearance agreement with the Lender prior to June 20, 2023 and enter same on or about or shortly thereafter June 20, 2023 in order to come to an agreement with the Lender whereby the Lender will refrain from seeking certain remedies under the Loan including but not limited to the acceleration of the loan repayment due to default(s). There is no assurance that the Company will be successful in negotiating such agreement.

On June 8, 2023, the Company’s board of directors established a committee of independent directors to review and evaluate potential strategic alternatives for the Company in light of the foregoing.

Item 8.01	Other Events.

As previously disclosed in the Company’s Form 10-Q for the quarter ended March 31, 2023, on April 27, 2023, the Company was notified by its gaming platform operator services provider Aspire Global plc (“Aspire”) that the gaming regulatory authority in Germany had sent a letter received by Aspire on April 25, 2023 stating that Aspire would be required to shut down activity of its gaming operations in Germany effective as of 10 days from receipt of said letter until such time as Aspire was otherwise granted a license to operate in Germany. Aspire informed the Company that although it sought an extension of the requested shutdown deadline, it was not successful in receiving an extension of time and/or any form of other relief from this request. In order to meet the subject German regulator requirement, Aspire shut down its activities in Germany on May 7, 2023 and as a result the gaming websites owned by the Company that operate in Germany were shut down on that date. As of the date of this report, the Company’s gaming websites that operate in Germany remain shut down. Given the foregoing, the Company is unable to predict a date in which its operations in Germany will resume, if at all. Furthermore, even if the Company’s operations in Germany resumed, the extended length of the shutdown will likely result in the Company losing a large portion of its customer base in Germany.

On November 29, 2021, the Company issued 37,700 shares of its Series A Convertible Preferred Stock (the “Preferred Stock”) for a purchase price of $1,000.00 per share (“November Placement”). Pursuant to the terms of the Preferred Stock, on April 28, 2023, the conversion price of the Preferred Stock was reduced from $28.00 per share to $0.71 per share. To date, the Company has received conversion notices with respect to 1,597 shares of Preferred Stock, resulting in the issuance of 2,703,653 shares of common stock, and 36,103 shares of Preferred Stock remain outstanding that are convertible into 61,121,084 shares of common stock. As of June 12, 2023, the Company has 27,893,328 shares of common stock outstanding.

In connection with the Company’s initial public offering, it entered into certain lock-up agreements with certain of its pre-IPO shareholders holding an aggregate of 3,146,270 shares of Company common stock. Such lock-up agreements expired June 10, 2023.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBET, INC.

Date: June 12, 2023
By: /s/ Matthew Lourie
Matthew Lourie
Chief Financial Officer

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